EXHIBIT H




          SECURITIES AND EXCHANGE COMMISSION
          (Release No. 35-__________; 70-7727)

          GENERAL PUBLIC UTILITIES CORPORATION, et al.

               General Public Utilities  Corporation ("GPU"), 100 Interpace

          Parkway,  Parsippany,  New  Jersey  07054,  a  registered holding company ("GPU"),  and Energy Initiatives, Inc.  ("EI"), One Upper

          Pond Road, Parsippany, New Jersey 07054, a non-utility subsidiary of  GPU, have  filed  a post-effective  amendment under  Sections

          6(a), 7, 9(a), 10  and 12(b) of the Act and Rules  45, 52, 53 and

          54 thereunder.

               By Orders dated June 14, 1995  (HCAR No. 35-26307), December

          28,  1994 (HCAR No. 35-26205),  September 12, 1994  (HCAR No. 35-

          26123),  December 18, 1992 (HCAR No. 35-25715), and June 16, 1990

          (HCAR No. 35-25108) (collectively, the "Orders"), the Commission,

          among  other  things,  authorized  EI to  engage  in  preliminary

          project  development  and  administrative   activities  ("Project

          Activities") in connection with its investments in (i) qualifying

          cogeneration  facilities,  as  defined  in  the   Public  Utility

          Regulatory Policies  Act of  1978 ("PURPA"), located  anywhere in the  United States,  (ii) small  power production  facilities, as defined  in  PURPA  (collectively, "QFs"),  and  exempt wholesale generators, as defined  in Section  32 of the  Act ("EWGs"),  and

          (iii) foreign utility companies  ("FUCOs"), as defined in Section

          33 of the Act.

               The Orders  also authorized GPU  from time  to time  through

          December  31, 1997 to: (i) make capital contributions to EI; (ii)



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          enter    into   letter   of   credit   reimbursement   agreements

          ("Reimbursement   Agreements")   and   guarantees    or   similar

          obligations  ("Guarantees") to  secure  EI's  agreement with  any

          person   (including  without   limitation  project   lenders)  in

          connection with  EI's Project  Activities and the  acquisition of ownership or participation interests in projects; (iii) guarantee the securities or other  obligations of EWGs and FUCOs;  and (iv)

          assume liabilities of EWGs and FUCOs.  The aggregate amount which

          GPU  was  permitted  to  contribute  to  EI,  together  with  the

          outstanding  face  or  principal   amount  of  the  Reimbursement

          Agreement and  Guarantee  obligations, and  liabilities  assumed,

          could not exceed $200  million ("Contribution Cap").  The  Orders also  authorized EI  to enter  into Reimbursement  Agreements and

          Guarantees,  and to assume liabilities  of EWGs and  FUCOs, in an aggregate amount of up to $30  million from time to time  through

          December 31, 1997 ("EI Guarantee Cap").

               The  Orders also authorized EI to issue, sell and renew from time  to time  through  December 31,  1997  its promissory  notes evidencing short-term borrowings from commercial  banks and other financial institutions,  in an aggregate principal  amount at any

          time  outstanding   (together  with  the   aggregate  amount   of

          obligations  outstanding  under   Reimbursement  Agreements   and

          Guarantees  entered into,  and  liabilities assumed,  by EI)  not exceeding the  EI Guarantee Cap  ("Notes"), and permitted  GPU to guarantee the Notes ("Note Guarantees").

               As of June 30, 1995, GPU had made cash capital contributions to EI, and had  outstanding Reimbursement Agreement and Guarantee

          obligations,   and  liabilities  assumed,  of  approximately  $29



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          million,  pursuant to  the December 28,  1994 Order.   As of such

          date EI  had  not entered  into any  Reimbursement Agreements  or

          Guarantees  or assumed  any liabilities  pursuant to  the Orders.

          (Pursuant  to amendments  to Rules  52(b) and  45(b)(4) effective

          June 28, 1995,  cash capital contributions by  GPU to EI are  now exempt  from Section  9(a)  and Rule  45,  and borrowings  by  EI pursuant to Notes are now exempt from Section 6(a);  accordingly,

          such  transactions are no longer subject to the limitation of the

          Contribution Cap  and the EI  Guarantee Cap,  respectively.   See

          HCAR No. 35-26311.)

               GPU  and EI now propose to (i) increase the Contribution Cap to $500 million, (ii) expand the purposes for which GPU may enter into Guarantees,  subject to  the limitation of  the Contribution

          Cap, to include Guarantees of bank or other borrowings by  EI, as described  below; (iii) relinquish the authorization with respect to GPU Note Guarantees; and (iv) increase the EI Guarantee Cap to

          $50 million.  GPU  and EI believe such expanded  authorization is necessary  and appropriate to sustain EI's  growth and to provide

          EI with  sufficient financial resources and  flexibility in order to  further its  business  of developing,  acquiring, owning  and operating power  production and associated  facilities and assets both domestically and internationally.

               As stated  in the Orders, the  term of each  Guarantee,  and any letter of credit ("L/C") backed  by a GPU or EI Reimbursement

          Agreement,  would not exceed 25  years.  Drawings  under each L/C would bear interest at not  more than 5% above the prime  rate as in effect from time to time,  and letter of credit fees would not exceed 1% annually of the face amount of the L/C.



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               Borrowings  by  EI with  respect to  which  GPU may  issue a

          Guarantee would be  in the  form of bank  or other  institutional

          borrowings   ("Institutional   Borrowings"),   commercial   paper

          ("Commercial  Paper"),  or  notes  sold in  a  private  placement

          ("Notes")  under  the  Securities   Act  of  1933  ("1933  Act").

          Institutional Borrowings  would mature not later  than five years after issuance, bear interest at a rate not in excess  of (i) 250 basis points above the greater of (A) the lending bank's or other recognized prime rate and  (B) 50 basis points above  the federal funds  rate, (ii)  400 basis  points above  the  specified London

          Interbank Offered  Rate plus any applicable  reserve requirement,

          or (iii) a negotiated fixed  rate which, in any event,  would not exceed  500  basis  points above  the  30  year "current  coupon"

          treasury  bond rate.  Such borrowings would be prepayable only to

          the extent provided therein.   In addition, such borrowings would

          be  unsecured  and  would not  be  made  as  part  of any  public

          offering.   Borrowings may be made pursuant to loan agreements or

          lines  of credit established by EI with commercial banks or other institutions.  Such agreements  or lines of credit may  include a

          letter  of  credit  facility.   Drawings  on  an  L/C would  bear

          interest  at rates  not  exceeding the  interest rates  described above  in this  paragraph,  and EI  may  be required  to pay  the issuing bank a letter of credit fee not exceeding 1% per annum of the face amount of the L/C.

               Commercial Paper sold by EI would be issued in denominations of $100,000 or  multiples thereof  with maturities of  up to  270

          days and would not  be prepayable prior to maturity.   Commercial

          Paper  would be  sold directly  to one  or more  commercial paper



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          dealers at a discount rate prevailing at the date of issuance for commercial  paper of  comparable  quality and  of the  particular

          maturity sold by other  issuers of commercial paper.   Commercial

          Paper  will be reoffered by  the purchasing dealer  or dealers to institutional investors at a discount of not  more than 1/8 of 1%

          per annum  less than  the prevailing discount  rate to  EI.   The

          Commercial  Paper dealers  will offer  and resell  the Commercial

          Paper to  not  more than  a  total  of 200  of  their  respective

          customers,  identified   and  designated  in  a  non-public  list

          ("Closed  List") prepared by each such dealer in advance for this purpose.

               EI may also utilize  the services of one or  more commercial paper placement  agents  ("Placement Agent")  through  whom  they would sell  their  Commercial  Paper  directly  to  one  or  more institutional  investors included on the Placement Agent's Closed

          List  (as  it may  be amended)  which would  not exceed  200 such investors.  The  Placement Agent  would arrange for  the sale  of

          Commercial Paper and would be compensated for its services out of the discount on the sale.

               Notes  would be sold by EI directly to one or more financial

          institutions  in  a  private   placement,  or  to  one  or   more

          underwriters  for  resale   to  qualified  institutional   buyers

          pursuant  to Rule 144A  under the 1933  Act.  The  Notes would be unsecured, have maturities not exceeding 20 years, and would bear interest at a fixed  rate not to exceed  the sum of the yield  to maturity of an actively traded U.S. treasury bond with a maturity

          equal to  the maturity  of the  Notes plus 600  basis points.   A

          placement agent would arrange for the sale of the Notes issued in



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          a private placement, and would be compensated for its services by payment of a fee not to exceed 3% of the face amount of the Notes

          issued and sold.   EI would  compensate an underwriter in  a Rule

          144A sale of Notes through a discount on the sale.

               The  proceeds from the  Institutional Borrowings, Commercial

          Paper or Notes  as proposed herein will be used  by EI to finance its business, including to  finance the acquisition of securities

          of  EWGs and FUCOs.   EI believes that  having the flexibility to

          provide a GPU  Guarantee will  enable it to  reduce the  interest costs of these borrowings.

               The  authorization   requested   herein  with   respect   to

          Guarantees  of  Institutional  Borrowings, Commercial  Paper  and

          Notes  is intended  to  supersede and  replace the  authorization

          heretofore   granted  in   respect   of  GPU   Note   Guarantees.

          Accordingly,   effective  upon   receipt   of  the   supplemental

          Commission  order requested  herein,  GPU  would  relinquish  any remaining authorization in respect of Note Guarantees.

               GPU and EI  submit that all of the criteria  of Rules 53 and

          54 under the Act with  respect to the issuance of Guarantees  and

          Reimbursement Agreements by GPU and EI are satisfied.

               The post-effective amendment and any amendments thereto  are available for public  inspection through the  Commission's Office

          of  Public Reference.   Interested persons wishing  to comment or

          request  a  hearing  should  submit their  views  in  writing  by

          __________,  1995,  to  the Secretary,  Securities  and  Exchange

          Commission,  Washington, D.C.  20549,  and serve  a  copy on  the

          applicants  at  the  addresses  above.    Proof  of  service  (by

          affidavit,  or in  case of  an attorney  at law,  by certificate)



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          should be  filed with  the request.   Any request  for a  hearing

          shall  identify specifically the issues  of fact or  law that are

          disputed.   A person  who  so requests  will be  notified of  any

          hearing, if  ordered, and  will receive a  copy of any  notice or order issued in this matter.  After said date, the post-effective amendment, as it may be amended, may be granted.

                                             Jonathan G. Katz
                                             Secretary












































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